RPX CORPORATION
ONE MARKET PLAZA, STEUART TOWER, SUITE 700
SAN FRANCISCO, CA 94105

June 7, 2010

Steven S. Swank
4001 Harding Place
Nashville, TN 37215

Dear Steven:

RPX Corporation (the “Company”) is pleased to offer you employment on the following terms:

1.    Position. Your initial title will be Vice President of Account Management, and you will initially report to Geoffrey T. Barker, Chief Operating Officer. This is a full-time position.

2.    Commencement of Employment. This letter is conditioned upon your agreement to begin employment with the Company no later than July 1, 2010.

3.    Cash Compensation. The Company will pay you a starting salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

4.    Year-End Bonus. If you are still employed with the Company as of December 31st, 2010, the Company will pay you a guaranteed Year End Bonus of $40,000 for the calendar year 2010. If you are still employed with the Company as of December 31st, 2011, the Company will pay you a guaranteed Year· End Bonus of $75,000 for the calendar year 2011.

5.    Equity Compensation. As part of your offer, we are also pleased to offer you a grant of 216,111 Options on Common Stock of the Company. This grant is subject to approval by the Company’s board of directors and will vest 25% upon completion of your first year of employment with the Company, with the remaining 75% vesting ratably on a monthly basis over three years.

6.    Relocation Expense Reimbursement. The Company will reimburse your reasonable relocation and related expenses that you incur in moving yourself, your family and your household from Tennessee to California and for which you provide RPX with written receipts, up to a total of $50,000 (the “Moving Expenses”). The Moving Expenses will be nontaxable to you to the extent permitted by applicable federal and state law. In addition, the Company will pay you a signing bonus equal to the difference between $50,000 and the Moving Expenses (the “Signing Bonus”). The Signing Bonus will be payable to you in a lump sum no later than 2½ months after the close of the calendar year in which you relocate to California, but only if you are still employed by the Company at the time of payment of the Signing Bonus. We understand that you own a home in Tennessee on which your monthly mortgage payment is $2612. For each month beginning with August 2010 and ending upon the earlier of (i) the closing of the sale of such home, (ii) January 2011 and (iii) the termination of your employment with the Company, the Company will pay you an amount (the “Home Mortgage Reimbursement”) which, after deductions for federal and California income taxes, will equal the amount you have paid for the monthly mortgage payment on such home in such month less any monthly rental income you may receive on such property. The Home Mortgage Reimbursement will be prorated for any partial month of ownership and will be taxable to you. You will submit your mortgage statement monthly at the end of the month for which it applies and will be reimbursed in the following month through the regular payroll cycle.

7.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off in accordance with the Company’s PTO policy, as in effect from time to time.

8.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

9.    Employment Relationship. Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc., a professional employer organization. As a result of our arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

10.    Tax Matters.

(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California, in connection with any Dispute or any claim related to any Dispute.

* * * * *

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer is contingent upon our receipt of a satisfactory investigation report of your background.

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.

This offer shall remain in effect through 5:00pm June 15, 2010 after which time it shall become void.

Very truly yours,

/S/ GEOFFREY T. BARKER
By: Geoffrey T. Barker
Title: Chief Operating Officer

I have read and accept this employment offer:

/S/ STEVEN S. SWANK
Signature of Employee

DATED: 7/10/10

Attachment

Exhibit A: Proprietary Information and Inventions Agreement